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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------

                    Proxy Statement Pursuant To Section 14(a)
                     Of the Securities Exchange Act Of 1934



|X|     Filed by the Registrant
|_|     Filed by a Party other than the Registrant

Check the appropriate box:
|_|     Preliminary Proxy Statement
|_| Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|     Definitive Proxy Statement
|_|     Definitive Additional Materials
|_|     Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                           SOS STAFFING SERVICES, INC.
   ---------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

   ---------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment  of Filing Fee (Check the appropriate box):
|X|     No fee required.
|_|     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1)      Title of each class of securities to which transaction applies:
        2)      Aggregate number of securities to which transaction applies:
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        4)      Proposed maximum aggregate value of transaction:
        5)      Total fee paid:

|_|     Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)      Amount Previously Paid:
        2)      Form, Schedule or Registration Statement No.:
        3)      Filing Party:
        4)      Date Filed:

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




                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 13, 1998
                           SOS STAFFING SERVICES, INC.




                                [GRAPHIC OMITTED]



To the Shareholders of
SOS STAFFING SERVICES, INC.:

         The Annual Meeting of the Shareholders of SOS Staffing Services, Inc. (the "Company") will be held at the DoubleTree Hotel, 255 South West Temple, Salt Lake City, UT 84101 on Wednesday, May 13, 1997, at 1:30 p.m., Mountain Daylight Time (the "Annual Meeting"). The purpose of the Annual Meeting is to consider and vote upon the following matters, as more fully described in the accompanying Proxy Statement:

         (i) To elect three directors of the Company, each to serve until the 2001 annual meeting of shareholders and until their respective successors have been duly elected and qualified;

         (ii) To authorize an amendment to the Company's 1995 Stock Incentive Plan (the "Incentive Plan") to increase the aggregate number of shares available for issuance upon the exercise of options granted under the Incentive Plan to 1,800,000 shares; and

         (iii)    To  ratify  the   appointment   of  Arthur   Andersen  LLP  as
                  independent auditors of the Company for the fiscal year ending January 3, 1999;

          (iv) To transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on March 23, 1998 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

                                             BY ORDER OF THE BOARD OF DIRECTORS



                                              JOHN K. MORRISON
                                              Secretary and General Counsel
March 30, 1998

                                    IMPORTANT

         Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please date, complete, sign and mail the enclosed proxy without delay in the enclosed postage paid envelope. Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

                           SOS Staffing Services, Inc.
                             1415 South Main Street
                            Salt Lake City, UT 84115

                            ------------------------

                                 PROXY STATEMENT

                            ------------------------

                         Annual Meeting of Shareholders
                                  May 13, 1998

                        --------------------------------

                             SOLICITATION OF PROXIES

         This Proxy Statement is being furnished to the shareholders of SOS Staffing Services, Inc., a Utah corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company's Common Stock, $0.01 par value (the "Common Stock"), for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 13, 1998, at 1:30 p.m., Mountain Daylight Time, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about March 30, 1998.

         The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying materials. In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies personally or by telephone or facsimile. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                     VOTING

         The Board of Directors has fixed the close of business on Monday, March 23, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were issued and outstanding 12,665,462 shares of Common Stock. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

Proxies

         Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the election of each of the three director nominees; FOR the authorization to amend the Company's 1995 Stock Incentive Plan (the "Incentive Plan") to increase the aggregate number of shares available for issuance upon the exercise of options granted under the Incentive Plan to 1,800,000 shares; FOR the ratification of the appointment of Arthur Andersen LLP to serve as the Company's independent auditors for the fiscal year ending January 3, 1999; and, in the discretion of the proxy holder, as to any other matters which may properly come before the Annual Meeting. A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

Vote Required

         A majority of the votes entitled to be cast at the Annual Meeting is required for a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as "represented" for the purpose of determining the presence or absence of a quorum. Under Utah law, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of the proposal exceed the votes cast against the proposal. Accordingly, abstentions and broker non-votes will not have the effect of being considered as votes cast against any matter considered at the Annual Meeting. In the election of directors, the three nominees receiving the highest number of votes will be elected. For approval of the amendment to the Incentive Plan, the votes cast in favor of the proposal must exceed the votes cast against the proposal. For the approval of the proposed ratification of the selection of Arthur Andersen, LLP to be the Company's independent auditor for the 1998 fiscal year, the votes cast in favor of the proposal must exceed the votes cast against the proposal Holders of shares of Common Stock are entitled to one vote at the Annual Meeting for each share of Common Stock held of record at the Record Date.

                              ELECTION OF DIRECTORS

         At the Annual Meeting, three directors of the Company are to be elected to serve three-year terms expiring at the annual meeting of shareholders to be held in 2001 and until their successors shall be duly elected and qualified. If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors. The three nominees receiving the highest number of votes at the Annual Meeting will be elected.

         On October 30, 1997, the Board of Directors voted to increase the number of directors from seven to nine. In order to fill the vacancies created by the increase in the number of directors, the Board of Directors appointed Samuel C. Freitag and Annette Strauss to serve as directors of the Company until the annual meeting of shareholders of the Company in 1998 and 1999, respectively. On February 27, 1998, Richard D. Reinhold, the Company's founder, resigned from his capacities as Chairman of the Board and as a director of the Company. Upon Mr. Reinhold's resignation the Board of Directors voted to designate Mr. Reinhold as Chairman Emeritus of the Company, an honorary title. Also on February 27, 1998, the Board of Directors voted to appoint JoAnn W. Wagner to serve as Chairman of the Board and to appoint Peter Sollenne, President and Chief Operating Officer of the Company, as a director to fill the vacancy created by Mr. Reinhold's resignation.

         In addition to the directors to be elected at the Annual Meeting, the directors named below will continue to serve their respective terms of office as indicated. Randolph K. Rolf, Stanley R. deWaal and Annette Strauss are currently serving terms which expire at the annual meeting of the Company's shareholders to be held in 1999. R. Thayne Robson, Howard W. Scott, Jr. and Richard J. Tripp are currently serving terms which expire at the annual meeting of the Company's shareholders to be held in 2000. Brief statements setting forth certain biographical information concerning each of the nominees and continuing directors appear below.

Nominees for Election as Directors

         Certain information with respect to each nominee is set forth below.

         JoAnn W. Wagner, 58, has been Chairman of the Board of Directors of the Company since February 27, 1998, and has served as Executive Vice President of Corporate Development since September 1997. From August 1997 until her appointment as Chairman, Ms. Wagner served as Vice-Chairman of the Board. Ms. Wagner has been a director of the Company since July 1995. From July 1995 through August 1997, Ms. Wagner was an independent consultant to the temporary staffing industry, including the Company. From January 1994 through July 1995, Ms. Wagner was engaged as an independent consultant to Interim Services Inc. ("Interim Services"). From January 1991 until January 1994, Ms. Wagner served as the Vice President of Market Development for Interim Services. From November 1987 until January 1991, Ms. Wagner served as the President and a director of Interim Systems Corporation, a publicly traded corporation engaged in the temporary staffing business, which was acquired by H&R Block, Inc. in 1991. Ms. Wagner served as President of the National Association of Temporary and Staffing Services ("NATSS") from 1991 to 1992.

         Peter R. Sollenne, 49, has been a director of the Company since February 27, 1998, when he was appointed by the Board of Directors to fill the vacancy created by Richard D. Reinhold's resignation as a director. Mr. Sollenne joined the Company on August 4, 1997 as President and Chief Operating Officer.

Prior to joining the Company, Mr. Sollenne was employed from July 1995 until August 1997 by Personnel Group of America, Inc., initially as President of ABAR Staffing Services and then as President of the Commercial Staffing Division. From January 1995 until June 1995, Mr. Sollenne was self employed as a management and business consultant. From April 1989 to December 1994, he was employed by USL Capital, a division of Ford Financial Services, as Senior Vice President of Sales, Marketing and Customer Service. Mr. Sollenne obtained a B.S. degree in Accounting/Business Administration from Boston College.

         Samuel C. Freitag, 40, has been a director of the Company since October 30, 1997, when the Board of Directors was expanded from seven to nine directors. Mr. Freitag is currently the Senior Managing Director of George K. Baum Merchant Banc, L.L.C. , a position he has held since early 1997. From 1993 until early 1997, Mr. Freitag was Vice Chairman, Director of Investment Banking, and a member of the Management Committee of George K. Baum & Company. From 1986 until 1993, Mr. Freitag was employed by George K. Baum & Company as a Vice President in the Corporate Finance Department. From 1979 to 1986, Mr. Freitag was employed by Continental Illinois Corporation. Mr. Freitag has extensive experience in public offerings of equity; mergers, acquisitions and divestures; private placements of debt and equity; leveraged buyouts; and providing strategic advisory services. Mr. Freitag received a B.A. degree with majors in Economics and Business Administration from Coe College where he was named a George Baker Scholar. Mr. Freitag also has an M.B.A. from the University of Iowa.

Directors Whose Terms of Office Continue

         Certain information with respect to continuing directors is set forth below.

         Stanley R. deWaal, 63, was elected a director of the Company in May 1995. Mr. deWaal is currently President and a director of DeWaal, Keeler & Co., a Utah professional corporation of certified public accountants, of which Mr. deWaal was a founder in 1975. Mr. deWaal has been a licensed certified public accountant since 1967. Mr. deWaal also currently serves as a member of the Board of Directors of the Hansen Planetarium, a non-profit organization.

         R. Thayne Robson, 68, has been a director of the Company since June 1995. Mr. Robson currently serves as Director of the Utah Bureau of Economic and Business Research, Professor of Management and Research and Professor of Economics for the University of Utah and has done so since 1978. He also currently serves as a director of ARUP Alliance, Inc., medical test laboratory based in Salt Lake City, Utah, a director of Western Mortgage, a Utah corporation engaged in mortgage banking and correspondence, and as, a trustee of Aquila Rocky Mountain Equity Fund and Tax-Free Fund for Utah, mutual funds managed by Aquila Management Corporation, a New York corporation. Mr. Robson has been and continues to be involved in numerous civic and community endeavors, including serving as a member of the Utah Governor's Economic Coordinating Committee since 1982, trustee of the Salt Lake Convention and Visitors' Bureau since 1984, a special advisor and member of the Executive Committee of the

Economic Development Corporation of Utah since 1985, ex-officio director of the Salt Lake Downtown Alliance since 1991, and director of the Community Board of Salt Lake Valley/IHC Hospitals since 1992, and trustee of Crossroads Research Institute, a Utah non-profit research institute, since 1986.

         Randolph K. Rolf, 56, has been a director of the Company since June 1995. Mr. Rolf is currently the Chairman of the Board, President and Chief Executive Officer of Unitog Company ("Unitog"), a public company based in Kansas City, Missouri which manufactures, sells and rents industrial uniforms. He has served as Chairman of the Board of Unitog since May 1991 and as President and Chief Executive Officer since May 1988.

         Howard W. Scott, Jr., 63, joined the Company in February 1994 as Vice President and was appointed as President and Chief Operating Officer in April 1995, a position, he held until August 1997. In August 1997, Mr. Scott was appointed as Chief Executive Officer of the Company. Mr. Scott has been a director of the Company since June 1995. Mr. Scott has more than 35 years of experience in the temporary services industry. He served as President of Dunhill Personnel System, Inc. from 1991 to 1994, and as President of CDI Temporary Services, a subsidiary of CDI Corp., from 1978 to 1991. Mr. Scott also served two terms as the President of NATSS from 1971 to 1973 and, in October of 1993, was awarded its highest honor, the NATSS Leadership Hall of Fame Award. Mr. Scott obtained a B.S. Degree in Journalism from Northwestern University in 1957.

         Annette Strauss, 74, has been a director of the Company since October 30, 1997, when the Board of Directors was expanded from seven to nine directors. Mrs. Strauss was the Mayor of Dallas, Texas from 1987 through 1991. She was an elected member of the Dallas City Counsel from 1983 until her election as Mayor. While on the City Counsel, Mrs. Strauss also served as Deputy Mayor Pro Tem and Mayor Pro Tem. Since her service as Mayor, Mrs. Strauss has been extensively involved in community, charitable, civic and philanthropic activities as a director, officer or trustee of numerous boards and committees. Mrs. Strauss holds a B.A. in Sociology from the University of Texas at Austin. Mrs. Strauss also obtained a M.A. degree in Sociology and Psychology from Columbia University

         Richard J. Tripp, 49, has served as Senior Vice President of the Company's Pacific Division since December 1997 and as a director of the Company since 1991. From April 1995 to December 1997 Mr. Tripp served as Senior Vice President of Administration of the Company. From 1991 to April 1995, Mr. Tripp served as Vice President of Administration of the Company. From 1973 until 1991, Mr. Tripp held a variety of positions with the Company in customer service, and as an office and area manager. Mr. Tripp obtained a B.S. Degree in Psychology from Brigham Young University in 1973. Mr. TrippI also served two terms as President of the Utah Association of Temporary Services from 1987 to 1989.

Committees, Meetings and Reports

         The Board of Directors has standing Audit and Compensation Committees. The members of the Audit Committee are Stanley R. deWaal (Chairperson), R. Thayne Robson and Samuel C. Freitag. The members of the Compensation Committee are Randolph K. Rolf (Chairperson), R. Thayne Robson and Annette Strauss. JoAnn
W. Wagner served on both committees until August 4, 1997, when she became an employee of the company.

         The Audit Committee met three times during the 1997 fiscal year. The functions of the Audit Committee are: (i) to review and approve the selection of, and all services performed by, the Company's independent auditor; (ii) to review the Company's internal controls; and (iii) to review and report to the Board of Directors with respect to the scope of audit procedures, accounting practices and internal accounting and financial controls of the Company.

         The Compensation Committee met three times during the 1997 fiscal year. The Compensation Committee has oversight responsibility for all executive compensation and benefit programs of the Company. The Compensation Committee reviews and approves all executive compensation and benefit plans, including the Incentive Plan.

         During the fiscal year ended December 28, 1997, there were five meetings held by the Board of Directors. No director attended fewer than 75% of the total number of meetings of the Board of Directors and of the committees on which he or she served.

Director Compensation

         Each non-employee member of the Board of Directors is paid a fee of $1,000 for each board meeting attended. No separate compensation is paid for attendance at committee meetings. All directors are also reimbursed for expenses in connection with attendance at board and committee meetings.

         The Company entered into a one-year consulting agreement with JoAnn W. Wagner, commencing July 1, 1995. Pursuant to the agreement, Ms. Wagner assisted and advised the Company with respect to identifying and evaluating potential acquisitions for the Company and negotiating the terms of such acquisitions. Ms. Wagner's compensation under the agreement was $3,500 per month, which included the $1,000 per board meeting fee otherwise payable to Ms. Wagner as a director of the Company. At the conclusion of the initial one-year term of the agreement, the Company and Ms. Wagner agreed to extend the agreement, on the same terms and conditions, provided that the agreement may be terminated by either party upon 30 days written notice. The consulting agreement with Ms. Wagner was cancelled effective August 4, 1997 by mutual consent when Ms. Wagner became an employee of the Company.

         Directors of the Company are also eligible to participate in the Incentive Plan. Pursuant to the terms of the Incentive Plan, the Company issued

5,000 incentive stock options to each non-employee director on the effective date of the Company's initial public offering and to JoAnn W. Wagner, who became a director subsequent to the Company's initial public offering. Samuel C. Freitag and Annette Strauss were also issued 5,000 incentive stock option on the date they were elected as directors. The options, which become exercisable in five equal installments beginning on the date of grant (e.g., 20% became exercisable on the date of grant and an additional 20% become exercisable on the each of the next four anniversaries of the date of grant, etc.), are exercisable at a price equal to the fair market value of a share of Common Stock on the date of grant. Pursuant to the Incentive Plan, on the date of each annual meeting of the Company's shareholders the Company will issue to each non-employee director 1,000 incentive stock options. Accordingly, on May 15, 1997, the date of the Company's 1997 annual meeting of shareholders, the Company issued to each non-employee director 1,000 incentive stock options under the Incentive Plan. The options were fully exercisable upon the date of grant at an exercise price equal to the fair market value of a share of Common Stock on the Date of Grant.

                               EXECUTIVE OFFICERS

         In addition to Ms. Wagner and Messrs. Scott, Sollenne and Tripp, certain information is furnished with respect to the following executive officers of the Company:

         Gary B. Crook, 45, joined the Company in May 1995 as Chief Financial Officer, Vice President and Treasurer. On February 27, 1998, he was appointed Executive Vice President. From October 1993 to December 1994, Mr. Crook served as a consultant to the General Manager and acting Chief Financial Officer of Al Azizia - Panda United, Inc., a corporation located in Riyadh, Saudi Arabia, engaged in the business of grocery retail and distribution. From June 1991 to September 1993, Mr. Crook was the Vice President and Controller for Food-4-Less Supermarkets, Inc. in La Habra, California. From September 1986 to June 1991, Mr. Crook served as a Vice President of Administration and Controller of Alpha Beta Company, a subsidiary of American Stores Company, also in La Habra, California. Mr. Crook obtained a B.S. degree in Business Economics and an M.B.A. degree from the University of Utah.

         W. B. Collings, 58, currently serves the Company as Vice President, Controller and Assistant Secretary. He was appointed as Vice President on February 27, 1998. He joined the Company as the Controller in May 1993, and was appointed Assistant Secretary in April 1995. From March 1991 to May 1993, Mr. Collings was self-employed as an accountant. From October 1978 until March 1991, Mr. Collings served as the Chief Financial Officer of Information Now, Inc., a Utah corporation engaged in developing, installing and supporting computer software. Mr. Collings obtained a B.S. degree in Business Administration from Brigham Young University in 1961, and thereafter completed two additional years of graduate study in accounting.

         John K. Morrison, 35, was appointed the Secretary of the Company in April 1995. He was employed as General Counsel in January 1995. Prior to joining the Company in January 1995, Mr. Morrison was employed as an attorney for the

Anti-Discrimination Division of the Utah Industrial Commission from July 1993 through December 1994. From October 1991 to July 1993, Mr. Morrison was engaged in the private practice of law in Salt Lake City, Utah. Mr. Morrison obtained his Juris Doctorate degree in 1991 from the University of Utah. He obtained a B.A. in Political Science and a B.S. in Economics from the University of Utah in 1987.

                                  KEY EMPLOYEES

         Certain information relating to certain non-executive officers and key employees of the Company is as follows:

         Mary Bailey, 40, joined the Company in March 1995, serving most recently as Vice President of Operations since November 1997. From March 1995 to January 1996, Ms. Bailey served as Branch Manager and from January 1996 to December 1996 was the District Manger for Central Utah. From December 1996 to November 1997, Ms. Bailey was the Southern Utah Area Manager. Prior to working at the Company, Ms. Bailey was the Personnel Manager and Director for Nature's Herbs, Inc., an herbal manufacturing company, for seven years. Ms. Bailey served two consecutive terms from 1996 to 1997 on the Board of Directors for the Human Resource Association. She has also been a member of the National Organization for Human Resource Society from 1991 to present.

         Michael A. Jones, 50, was appointed Vice President of the Company's Plains States Division in December 1997. Mr. Jones joined the Company as a result of the acquisition of Century Personnel, Inc. ("Century") and M. A. Jones Enterprises, Inc. ("MAJE") in October 1997. Mr. Jones founded Century, a commercial staffing company, and MAJE, an executive search and placement firm, in August 1991 and owned and managed both companies until their acquisition by the Company. From April 1986 until September 1991, Mr. Jones was Sr. Vice President of Human Resources and New Concepts for Rent-A-Center, a retail company providing household durable goods rental services. From August 1981 until March 1986, Mr. Jones served as Sr. Vice President of Human Resources for Howard Johnston Company, a foodservice and restaurant provider. Mr. Jones obtained a Bachelor of Science degree from the University of Illinois and an M.B.A. from John F. Kennedy University.

         Richard Liner, 43, Vice President, Information Technology Staffing, has served as Vice President-Staffing of Wolfe & Associates, Inc. ("Wolfe") since August 1997. He was vice president of the western region of Ajilon Services, Inc. ("Ajilon"), a comprehensive IT services company, from 1990 until 1997. He was Vice President of U.S. Business Development for Ajilon before joining Wolfe. Mr. Liner received a Bachelor of Science degree in Math/Computer Science from Union College.

         Robert J. Otoupalik, 50, Vice President, Information Technology Consulting, has served as Vice President of the Business Communications Division of Wolfe since 1985. Mr. Otoupalik now coordinates the consulting services offered by the Company's IT staffing companies. Mr. Otoupalik received a Bachelor of Science degree in Industrial Management from Purdue University.

         Tony Rodda, 62, has served as Vice President of Technical Services since December 1997. Mr. Rodda has been responsible for the Technical Division of the Company since his employment with the Company in 1982. Prior to joining the Company, Mr. Rodda had 11 years of engineering and technical staffing experience. Mr. Rodda received a B.S. in Aerospace Engineering from Hughes Aerospace College.

         John E. Schaffer, 31, has served as Vice President, Systems Integration and Outsourcing for Wolfe since October 1997 and is responsible for the coordination of the Systems Integration and IT outsourcing services offered by the Company. Mr. Schaffer was the owner and president of JesCo Technical Services, Inc. from 1992 until it was acquired by the Company in October 1997. Mr. Schaffer received a B.S. degree in Business Economics from Williamette University.

         John F. Waugh, 46, joined the Company in 1991 and has served as Vice President of Administrative Professional Services, a newly formed consulting division specializing in needs assessment and program development for worker's compensation, drug testing, benefits systems, and ergonomic job analysis, since November 1997. Mr. Waugh served as the Company's Worker's Compensation Claims Manager from 1991 to 1996 and assumed responsibility for management of all of the Company's insurance programs in 1996 as Director of Risk and Insurance. Prior to working for SOS, Mr. Waugh was operations manager for a staffing company and a home health agency for 14 years. Mr. Waugh holds several professional certifications, including Certified Personnel Consultant awarded by the National Association of Personnel Consultants.

         Steven L. Whitworth, 34, has been with the Company since September 1990, serving most recently as Vice President of the Company's Mountain States/Central Commercial Division since January 1998. From 1995 to 1997, Mr. Whitworth served as Utah Regional Manager and from 1992 to 1995, he was Salt Lake Area Manager. From 1990 to 1992, Mr. Whitworth held various positions in the Company in sales and marketing. Prior to 1990, Mr. Whitworth worked in sales and marketing for the hospitality and transportation industry.

         Curtis L. Wolfe, 55, President, Information Technology, has served as President of Wolfe since 1973. Mr. Wolfe was an owner of Wolfe until it was acquired by the Company in November 1996. Mr. Wolfe's responsibilities include integrating the Company's various IT acquisitions and coordinating the delivery of IT staffing, consulting and outsourcing services. Mr. Wolfe is a graduate of the United States Air Force Academy.

EXECUTIVE COMPENSATION

         The compensation of Richard D. Reinhold and Howard W. Scott, Jr., the Company's Chief Executive Officers during the fiscal year ended December 28,

1997, the other executive officers of the Company whose total cash compensation for the fiscal year ended December 28, 1997 exceeded $100,000 and the two most highly compensated non-executive officers of the Company for the fiscal year ended December 28, 1997 (collectively, the "Named Officers") is shown on the following pages in three tables and discussed in a report from the Compensation Committee of the Board of Directors.

Summary Compensation Table

         The following table sets forth, for the three most recent fiscal years of the Company, the compensation paid to the Named Officers.

                                                                                  Long Term
                                                                                  ---------
                                           Annual Compensation                  Compensation
                                           -------------------                  ------------
                                                                                   Awards
                                                                                   ------
                                 Fiscal   Salary(1)   Bonus(2)   Other Annual                       All Other
                                 ------   ---------   --------   ------------                       ---------
    Name and Position             Year                           Compensation      Options       Compensation(3)
    -----------------             ----                           ------------      -------       ---------------
    Richard D. Reinhold (4)       1997     $232,000      --           --              --             $47,556
         Chairman of the          1996      195,000    $45,825        --              --              49,098
         Board and Chief          1995      185,090      --           --              --              47,556
         Executive Officer

    Howard W. Scott, Jr. (5)      1997     207,111     104,300        --            10,000             --
         Chief Executive          1996     190,000      44,650        --            15,000             --
         Officer                  1995     178,350      19,000        --            25,000             500


    Richard J. Tripp              1997     150,000     37,878         --              --              3,488
         Senior Vice President    1996     150,000     17,625         --            10,000            2,215
                                  1995     150,000     17,500         --            20,000           46,576(6)

    JoAnn W. Wagner (7)           1997      53,848     26,924     $24,500(8)        19,000             --
         Chairman of the          1996        --         --        42,000(8)         6,000             --
         Board and Executive      1995        --         --        21,000(8)         5,000             --
         Vice President

    Gary B. Crook                 1997     119,610     36,301         --              --               --
         Vice President,          1996     100,000     18,500         --            15,000             --
         Treasurer                1995      46,000     10,000         --            10,000             --
         and Chief Financial                             --
         Officer

    Robert J. Otoupalik           1997    200,000        --           --              --               --
         Vice President           1996     25,000(9)     --           --            10,000             --
    Information                   1995        --         --           --              --               --
         Technology Consulting
    Curtis L. Wolfe               1997    200,000        --           --              --               --
         President, Information   1996     25,000(9)     --           --            10,000             --
         Technology               1995        --         --           --              --               --


(1) Messrs. Reinhold, Scott and Tripp entered into employment agreements effective January 1, 1995 with annualized salaries of $195,000, $190,000 and $150,000 per year respectively. Mr. Reinhold's employment agreement was amended effective January 1, 1997 to increase his salary to $232,000. Mr. Scott's employment agreement was amended effective August 4, 1997 to increase his salary to $220,000. Ms. Wagner entered into an employment agreement effective August 4, 1997 with an annualized salary of $140,000. Ms. Wagner's salary was based on working two-thirds full time. On February 27, 1998 her salary was adjusted to $210,000 to reflect full time employment with the Company.

(2) Includes performance bonuses of $19,000, $7,500, and $10,000 paid in February 1996 to Howard W. Scott, Jr., Richard J. Tripp, and Gary B. Crook, respectively, based on the Company's performance during the 1995 fiscal year.

Includes performance bonuses of $45,825, $44,650, $17,625 and $18,500 paid in February 1997 to Richard D. Reinhold, Howard W. Scott, Jr., Richard J. Tripp, and Gary B. Crook, respectively, based on the Company's performance during the 1996 fiscal year. Includes performance bonuses of $104,300, $37,878, $ 26,924 and $36,301 paid in February 1998 to Howard W. Scott, Jr., Richard J. Tripp, JoAnn W. Wagner and Gary B. Crook, respectively, based on the Company's performance during the 1997 fiscal year.

(3) Represents matching contributions made by the Company pursuant to the Company's 401(k) plan and premiums paid by the Company pursuant to the Company's split-dollar life insurance plan, as follows: Richard D. Reinhold, insurance premiums of $47,566, $49,098 and $47,556 for 1997, 1996 and 1995, respectively;
and Richard J. Tripp, insurance premiums of $3,488, $2,215 and $3,993 for 1997, 1996 and 1995, respectively.

(4) Mr. Reinhold served as Chief Executive Officer of the Company until August 4, 1997. Mr. Reinhold continued as an employee of the Company in the position of Chairman of the Board until his retirement on February 27, 1998.

(5) Mr. Scott was appointed Chief Executive Officer of the Company on August 4, 1997. Prior to such appointment, Mr. Scott was the Company's President and Chief Operating Officer.

(6) Includes compensation in the amount of $43,583 deferred from earlier years at Mr. Tripp's request that was paid in the 1995 fiscal year.

(7) Ms. Wagner was employed by the Company and appointed Vice Chairman and Executive Vice President of Corporate Development on August 4, 1997. She was appointed Chairman of the Board on February 27, 1998. Prior to her employment with the Company, Ms. Wagner served as an independent director and consultant to the Company commencing in July 1995.

(8) Fees paid to Ms. Wagner as a consultant.

(9) Messrs. Otoupalik and Wolfe were employed by the Company in November 1996 as a result of the Company's acquisition of Wolfe & Associates, Inc. Compensation amounts set forth for Messrs. Otoupalik and Wolfe during fiscal 1996 reflect compensation paid after the effective date of the acquisition.

Option Grants in Last Fiscal Year

         The following table sets forth the grants of options made by the Company during the fiscal year ended December 28, 1997 to the Named Officers. As of December 28, 1997, the Company had not granted any stock appreciation rights. All options granted are incentive stock options granted under the Incentive Plan.

                                                                           Potential Realizable Value at
                                    Percent of                             Assumed Annual Rates of Stock
                                    Total Options                          Price Appreciation for Option
                                    Granted to      Exercise                       Term (in dollars)
                           Options  Employees in    or Base  Expiration    ------------------------------
        Name               Granted  Fiscal Year      Price       Date          5%               10%
-----------------------    -------  -----------      -----    ----------   -----------     ------------


Howard W. Scott, Jr.       10,000       3.8%        $16.50   08/04/07        $103,768        $262,968

JoAnn W. Wagner             1,000(1)     .4         $12.25   05/14/02        $   3,384       $  7,479
                           18,000       6.9         $16.50   08/04/07        $186,782        $473,342


(1) Formula award options granted in connection with the Company's 1997 Annual Meeting of Shareholders prior to Ms. Wagner's employment with the Company.

Aggregated  Option  Exercises  in Last  Fiscal Year and Fiscal  Year-End  Option
Values

         The following table sets forth the number of unexercised options to acquire shares of Common Stock held on December 28, 1997 and the aggregate value of such options held by the Named Officers. The Named Officers did not exercise options to acquire shares of Common Stock during the fiscal year ended December 28, 1997. As of December 28, 1997, the Company had not granted any stock appreciation rights to any of the Named Officers.

                                   Number of                         Value of Unexercised
                                 Unexercised Options                In-the Money Options at
                                at December 28, 1997                at December 28, 1997 (1)
                           ------------------------------          -------------------------

        Name               Exercisable      Unexercisable          Exercisable     Unexercisable
--------------------       -----------      -------------          -----------     -------------

Howard W. Scott, Jr.        20,400              29,600               $221,350        $264,900

Richard J. Tripp             14,000             16,000               165,950          182,800

JoAnn W. Wagner              10,600             19,400                76,575            87,300

Gary B. Crook                10,600             14,400                117,625         153,000

Robert J. Otoupalik            3,600              6,400                25,200          44,800

Curtis L. Wolfe                3,600              6,400                25,200          44,800


(1) Reflects the difference between the exercise price of the unexercised options and the market value of shares of the Common Stock on December 28, 1997. The last transaction of the Common Stock on December 26, 1997, the last trading date of the Company's fiscal year, as reported by NASDAQ, was $19.125 per share.

Employment Agreements

         The Company entered into employment agreements with Messrs. Reinhold, Scott and Tripp, the terms of which commenced on January 1, 1995 and which expired on the third anniversary thereof. The employment agreements between the Company and Messrs. Scott and Tripp have been amended to extend their terms for periods of one additional year. Each agreement is renewable for successive one-year periods upon the mutual consent of the parties. In January 1998, Mr. Reinhold's agreement was amended to reflect his resignation as a full-time employee of the Company, to terminate the Company's obligation to pay salary and bonuses to Mr. Reinhold and to provide that the Company would continue to pay certain medical and life insurance premiums and to pay for Mr. Reinhold's attendance at industry conferences and other activities to promote the good will of the Company until he reaches age 65. Effective August 4, 1997, the Company also entered into employment agreements with Ms. Wagner and Mr. Sollenne. Such agreements are for periods of one year and can be extended for additional one-year periods upon the mutual consent of the applicable parties. Pursuant to such agreements, the Company has agreed to employ Messrs. Scott, Sollenne and Tripp and Ms. Wagner for the term of their respective agreements in their current positions and duties, which may be modified, however, at the discretion of the Board of Directors. The minimum annual salaries for Messrs. Scott, Sollenne and Tripp and Ms. Wagner under the agreements are: $220,000, $200,000, $150,000 and $210,000, respectively. The agreements terminate upon the death or disability of the officer or termination of the officer's employment for cause. The agreements also contain covenants of the officers that, during the term of their employment and continuing for a specified period after the termination of their employment for any reason, with or without cause, they will not compete with the Company nor disclose or make use of confidential information of the Company. The officers are also subject to the confidentiality and limited non-solicitation agreements executed by the Company's regular employees.

         In connection with the acquisition of Wolfe, the Company entered into employment agreements with Messrs. Otoupalik and Wolfe. Each agreement is for a term of two years from the date of acquisition of Wolfe and provides for a minimum annual salary of $200,000. The agreements also contain covenants of Wolfe and Otoupalik that, during the term of their employment and continuing for a specified period after the termination of their employment for any reason, with or without cause, they will not compete with the Company nor disclose or make use of confidential information of the Company.

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate by reference, in whole or in part, subsequent filings including, without limitation, this Proxy Statement, the following Report of the Compensation Committee and the Performance Graph set forth on page 18 hereof shall not be incorporated by reference in any such filings.

COMPENSATION COMMITTEE REPORT

         General. The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"), which is responsible for establishing the policies and amounts of compensation for the Company's executive officers. The Committee, composed of three independent directors, Randolph K. Rolf, R. Thayne Robson and Annette Strauss, has oversight responsibility for executive compensation and executive benefit programs of the Company, including the Incentive Plan.

         The Committee has responsibility for all compensation matters for the Company's Chairman of the Board and Executive Vice President, Chief Executive Officer, President and Chief Operating Officer, Senior Vice President and Executive Vice President and Chief Financial Officer (the "Key Executives"). The amount of cash compensation for executive officers other than the Key Executives is determined by the Key Executives subject to the approval of the Committee. The Committee determines the amount of non-cash compensation under the Incentive Plan, as well as any cash bonuses paid to the Key Executives.

         In determining the amount and composition of executive compensation for the Key Executives and administering the Incentive Plan, the Committee is guided by the following fundamental objectives: (i) Attracting and retaining outstanding executive officers; (ii) Facilitating the acquisition by Key Executives of options to acquire shares of Common Stock; and (iii) Ensuring that a substantial portion of Key Executives' compensation is variable and is tied to quantifiable short-term and long-term measures of the Company's performance.

         The Committee's application of these principles is discussed in greater detail below.

         Key Executive Compensation. Since the formation of the Committee in 1995, Key Executive compensation has consisted of annual salaries established pursuant to employment agreements, as described above, executed by the Company and the Key Executives, and additional compensation in the form of cash bonuses and stock options as the Committee, in its discretion, awards to the Key Executives. Pursuant to employment agreements entered into between the Company and the Key Executives, the annual salaries of the Key Executives have been fixed contractually at amounts that were deemed competitive for executives with comparable ability and experience, taking into account existing salaries and employment agreements with respect to executives and companies comparable in size and complexity to the Company. Fiscal year-end cash performance bonuses were awarded to the Key Executives in 1998 for 1997 performance, reflecting the

Committee's conclusion that the Key Executives played an integral role in the Company's achievement of record sales and earnings in 1997.

         CEO Compensation. Richard D. Reinhold was the Chairman of the Board until February 27, 1998 and was the Chief Executive Officer until August 4, 1997. Mr. Reinhold's compensation during the year ended December 28, 1997 was determined pursuant to the principles described above and by the terms of his employment agreement. The Committee believes that Mr. Reinhold's compensation reflected the significant contributions rendered by Mr. Reinhold to the Company during the year. Mr. Reinhold declined the bonus he was awarded by the Committee under the Company's bonus plan for the year.

         Howard W. Scott, Jr. has been the Company's Chief Executive Officer since August 4, 1997. Mr. Scott's compensation is determined pursuant to the principles described above and by the terms of his employment agreement. Following its review of the Company's performance during the 1997 fiscal year, the Committee concluded that Mr. Scott's performance in 1997 merited payment of a performance bonus. The bonus was based on the formula described below. The Committee believes that Mr. Scott's compensation fairly and accurately compensates Mr. Scott for his vision and leadership in developing and pursuing new markets for Company services, overseeing the successful operation of the Company and its acquisitions and leading the Company.

         Cash Bonus Awards. In November 1996, the Committee adopted a Long-Term Bonus Plan for the Key Executives of the Company (the "Bonus Plan"). In addition, W. B. Collings, the Company's Vice President, Controller and Assistant Secretary, and John K. Morrison, the Company's Secretary and General Counsel, are eligible to participate in the Bonus Plan. The Plan is separated into two distinct bonuses. The short-term portion of the bonus is based on the percentage increase of earnings per share on an annual basis. Under the Bonus Plan, the Chief Executive Officer and President and Chief Operating Officer were eligible to receive a maximum bonus equal to 30% (20% for the Executive Vice President and Chief Financial Officer and 15% for the Senior Vice President and other executive officers) of their salary. The percentage paid is based on a formula implemented by the Committee. The Company must achieve an increase of at least 20% in earnings per share before any bonus is paid.

         The second portion of the Bonus Plan is based on the long-term performance of the Company. Key Executives are each eligible to receive an annual cash bonus based on a three-year moving average of internal growth. The Chief Executive Officer and President and Chief Operating Officer are eligible to receive an annual cash bonus of up to 30% (20% for the Executive Vice President and Chief Financial Officer and 15% for the Senior Vice President other executive officers) of their annual base salaries based upon the Company's achievement of long-term internal growth objectives established by the Committee. The minimum internal growth average upon which the bonus will be paid is 15%. This portion of the bonus was paid in February 1998 and amounts paid to the Named Officers thereunder are reflected in the Summary Compensation Table set forth on page 10 of this Proxy Statement.

The  Company's  failure to meet the  minimum  objectives  described  above would disqualify either portion of the Bonus Plan. The Committee's goal in establishing the Bonus Plan is to tie Key Executive performance bonuses to the Company's achievement of its goals of earnings per share and internal growth. The use of a three-year average to assess the Company's internal growth is designed to create an incentive for Key Executives to stay with the Company on a long-term basis and to make decisions that benefit the long-term financial condition of the Company. In February 1998, the Committee voted to distribute all amounts payable under this portion of the Bonus Plan based on the Company's internal growth rate for 1996 and 1997.

In November 1997, the Committee amended the terms of the Bonus Plan with respect to some of the Key Executives of the Company. The Amendment to the Bonus Plan will be effective commencing with the year ending January 3, 1999. The Committee amended the Bonus Plan by increasing the percent of base salary for the bonus. The maximum amount that the Chairman of the Board and Executive Vice President, Chief Executive Officer, President and Chief Operating Officer and, Executive Vice President and Chief Financial Officer will be eligible to receive was raised to 50% of their annual base salaries, for both the earning per share and the internal growth portion of the Bonus Plan. The internal growth rate will now be based on the internal growth rate of the Company for the fiscal year. The maximum bonus amount payable to other executive officers was raised to 25% of their annual base salaries for both portions of the Bonus Plan.

The November 1997 amendment to the Bonus Plan also modified the participation of Richard J. Tripp, Senior Vice President, in the Bonus Plan. Mr. Tripp participated in the Bonus Plan for periods prior to the year ended December 28, 1997; but, effective December 29, 1997, Mr. Tripp will participate in a operational bonus based on the performance of one of the Company's divisions for which he now has management responsibility and will not participate in the Bonus Plan.

         Incentive Plan. The Company believes it is essential for all executive officers of the Company to receive stock options under the Incentive Plan, thereby aligning the long-term interests of the Company's executive officers with those of the Company's shareholders. The Company adopted the Incentive Plan in 1995, charging the Committee with responsibility for its administration. In 1997, the Committee granted options representing 69,000 shares of Common Stock to Key Executives. These options vest over a five-year period and expire ten years from the grant date. If an executive officer's employment terminates prior to the applicable vesting date, the officer generally forfeits all options that have not yet vested. The Committee believes that the grant of these options to executive officers is highly desirable, because it motivates these officers to continue their employment with the Company and creates strong incentives to maximize the growth and profitability of the Company. As of December 31, 1997, executive officers (including the Key Executives) held options to purchase an aggregate of 187,000 shares of Common Stock granted pursuant to the Incentive Plan since its inception in 1995.

         Other Compensation Plans. The Company has a number of other broad-based employee benefit plans in which the executive officers of the Company participate on the same terms as other Company employees meeting the eligibility requirements, subject to any legal limitations on the amounts that may be contributed to or benefits payable under the plans. These include:

i. The Company's cafeteria plan administered pursuant to Section 125 of the Internal Revenue Code of 1996, as amended (the "Code");

ii. The Company's 401(k) plan, pursuant to which the Company makes discretionary matching contributions. Certain Key Executives and other employees who are determined to be highly compensated for purposes of the Code are not entitled to participate in the Company's 401(k) plan.

iii. Effective January 1, 1997, the Company adopted a non-qualified deferred compensation plan for Key Executives, other executive officers and other key employees of the Company. Historically, "highly compensated" employees have not been able to effectively participate in the Company's 401(k) plan. The Company adopted the deferred compensation plan to enable its Key Executives and other key employees to have an effective alternative for retirement savings. The Company may at its discretion make matching contributions to the plan. In February 1998, the Company matched one-third of the contributions made by eligible employees during 1997. The Company's match was capped at $1,000 per participant.

         Executive Compensation Philosophy. The Committee believes the Company's executive compensation program has enabled the Company to attract, motivate and retain senior management by providing competitive total compensation opportunity based on performance. Competitive base salaries that reflect each individual's level of responsibility and annual variable performance-based cash incentive awards are important elements of the Company's cash compensation philosophy. The Committee also believes the grant of options under the Incentive Plan not only aligns interests of the executive officers with shareholders but creates a competitive advantage for the Company as well. The Committee believes the Company's executive compensation program strikes an appropriate balance between short- and long-term performance objectives.

                                   Respectfully submitted,


                                   Randolph K. Rolf, Chairman
                                   R. Thayne Robson
                                   Annette Strauss

PERFORMANCE GRAPH

         The following graph shows a comparison of cumulative shareholder return for the Common Stock for the period beginning June 28, 1995 (the date of the Company's initial public offering) and ending December 28, 1997, as well as the cumulative total return for the NASDAQ Composite Index and a Peer Group Index for the same period.

         The Peer Group Index is a staffing services composite index comprised of fourteen publicly traded staffing companies and published by the Staffing Industry Report, an industry trade publication.

         The performance graph assumes that $100 was invested at the market close on June 28, 1995 and that dividends, if any, were reinvested for all companies, including those on the NASDAQ Composite Index and the Peer Group Index.

         The stock price performance shown on this graph is not indicative of future price performance of the Common Stock.


                               [GRAPHIC OMITTED]


                       6/30/95  9/30/95  12/29/95  3/29/96  6/28/96  9/30/96  12/31/96  3/30/97  6/29/97  9/28/97  12/28/97
                       -------  -------  --------  -------  -------  -------  --------  -------  -------  -------  --------
SOS Staffing Services    $100   $122.22   $138.89  $164.81  $177.78  $166.67   $155.56  $166.67  $225.93  $274.07   $283.33
Peer Group Index         $100   $114.16   $114.67  $206.32  $238.01  $235.93   $214.39  $165.20  $203.17  $212.82   $208.30
Nasdaq  Composite Index  $100   $111.66   $112.58  $117.86  $126.80  $131.29   $138.15  $133.70  $153.89  $180.01   $161.73


PRINCIPAL HOLDERS OF VOTING SECURITIES

         The following table sets forth information as of March 23, 1998 with respect to the beneficial ownership of shares of the Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, by each director, by each Named Officer and by all directors and officers as a group. Unless noted otherwise, the Company believes each person named below has sole voting and investment power with respect to the shares indicated. The percentages set forth below have been computed without taking into account treasury shares held by the Company and are based on 12,665,462 shares of Common Stock outstanding as of March 23, 1998:

                                            Beneficial Ownership as of March 23, 1998
                                            -----------------------------------------
                                            Number of Shares      Percentage of Class
                                            ----------------      -------------------

Richard D. Reinhold                         2,811,000 (1)                22.2%
         c/o Church of Jesus Christ of Latter-Day Saints
         Singapore Mission
         253 Bukit Timah Rd.; 4th Floor
         Singapore 259690
Sandra E. Reinhold                          2,811,000 (1)                22.2%
         c/o Church of Jesus Christ of Latter-Day Saints
         Singapore Mission
         253 Bukit Timah Rd.; 4th Floor
         Singapore 259690
Franklin Advisers, Inc.                      803,000 (2)                  6.3%
         777 Mariners Island Blvd.
         San Mateo, CA  94404
Howard W. Scott, Jr.                          22,335 (3)                  *
Richard J. Tripp                              18,640 (3)                  *
JoAnn W. Wagner                               14,550 (3)                  *
Gary B. Crook                                 13,733 (3)                  *
Randolph K. Rolf                              13,400 (3)(4)               *
Samuel C. Freitag                             11,000 (3)(5)               *
Stanley R. deWaal                              8,900 (3)(6)               *
R. Thayne Robson                               8,400 (3)                  *
Curtis L. Wolfe                                4,400 (3)                  *
Robert J. Otoupalik                            4,100 (3)                  *
Annette Strauss                                2,400 (3)                  *
All officers and                             133,533 (3)                  1.0%
directors as a group (fourteen persons)

--------------------
*  Less than one percent of outstanding shares

(1) Of the shares reflected as beneficially owned by Richard D. Reinhold and Sandra E. Reinhold, 1,363,000 shares are held of record by Richard D. Reinhold, 1,368,000 shares are held of record by Sandra E. Reinhold and 80,000 shares are held of record by Reinhold Limited, a family limited partnership of which Richard D. Reinhold and Sandra E. Reinhold are general partners

(2) Based upon information provided to the Company, the Company believes Franklin Advisers, Inc. is a subsidiary of Franklin Resources, Inc. of which Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of ten percent of the capital stock.

(3) The amounts indicated include shares subject to options currently exercisable held by the following persons in the following amounts, Howard W. Scott, 21,400 shares; Richard J. Tripp, 14,500 shares; JoAnn W. Wagner, 12,600 shares; Gary B. Crook, 11,600 shares; Randolph K. Rolf, 8,400 shares; Samuel C. Freitag, 2,400 shares; Stanley R. deWaal, 8,400 shares; R. Thayne Robson, 7,400 shares; Curtis L. Wolfe, 4,400 shares; Robert J. Otoupalik, 4,100 shares;
Annette Strauss, 2,400 shares; and all officers and directors as a group, 100,520 shares. The amounts also include shares of Common Stock held in the Company's 401(k) plan by the following persons in the following amounts: Richard
J. Tripp, approximately 139 shares and Gary B. Crook, approximately 2,133 shares. The number of shares held, in the Company's 401(k) plan is based on the market price of the Common Stock on December 31, 1997 (the last date for which 401(k) plan information is available).

(4) The share amounts indicated for Randolph K. Rolf include 5,000 shares owned of record by the Randolph K. Rolf Trust.

(5) The share amounts indicated for Samuel C. Freitag include 300 shares held as custodian for his minor children.

(6) The share amounts indicated for Stanley R. deWaal include 500 shares owned of record by Mr. deWaal's spouse.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In December 1997, the Company purchased certain assets and substantially all of the business of TSI of Utah, Inc. ("TSI"), a company that provides industrial temporary staffing services and was owned by an adult son of Richard D. and Sandra E. Reinhold, for approximately $1,285,000, of which $600,000 was paid in cash and the remaining $685,000 will be paid under the terms of a promissory note. Pursuant to the asset purchase agreement, the Company's franchise agreement with TSI was terminated. The Company had entered into a franchise agreement effective as of January 1995 with TSI. Pursuant to the franchise agreement, TSI had acquired the right to operate a temporary service business in a designated market area under the name "TSI Temporary Services" and to utilize the Company's methods, procedures, standards and specifications in operation of such business. In consideration of such rights,

TSI paid to the Company a portion of the gross margin derived from the operation of such business. Under the agreement, the Company funded a payroll bank account from which TSI paid the wages of temporary employees. TSI invoiced its clients directly for all services performed and the clients were instructed to remit payment therefor directly to the Company. As of December 29, 1996, the Company had receivables due from TSI of approximately $462,370, which were secured by outstanding receivables of TSI of approximately $472,000. As of the date of closing of the asset purchase agreement, the Company had receivables due from TSI of $631,000.The Company believes that the terms of the asset purchase agreement and the franchise agreement were at least as favorable as the terms that could have been obtained from an unaffiliated third party in a similar transaction.

         The Company currently leases its corporate office building from the adult children of Richard D. and Sandra E. Reinhold pursuant to a lease agreement which expires in March 2005 with a ten-year renewal option in favor of the Company. The lease, which was amended as of January 1995 to include additional space, provides for future minimum annual lease payments amounting to approximately $97,000. The Company paid approximately $86,000, $77,000 and $65,000 as lease payments for fiscal years 1997, 1996 and 1995, respectively. The Company believes that the terms of the lease are at least as favorable as the terms that could have been obtained from an unaffiliated third party in a similar transaction.

         As of December 29, 1996, the Company had a note receivable due from Curtis L. Wolfe, President of Wolfe in the amount of approximately $91,100. During 1997, this note, along with all accrued interest, was repaid to the Company. The note was unsecured, accrued interest at ten percent per annum and was due on demand.

                          RATIFICATION OF AMENDMENT TO
                               THE INCENTIVE PLAN

         The Board of Directors has recommended that the shareholders of the Company approve an amendment to the Incentive Plan (the "Amendment") to increase the number of shares of Common Stock available for issuance under the Incentive Plan by 1,000,000 shares. The number of shares available under the Incentive Plan was increased from 400,000 shares to 800,000 shares at the Annual Meeting of Shareholders in 1997. The proposed Amendment would increase the number of shares under the plan to 1,800,000 shares.

         Since the inception of the Incentive Plan, the Company has granted options to purchase 795,000 shares of Common Stock. Of these grants, 29,812 options have been forfeited and options for 30,462 shares have been exercised. The total number of shares currently available for grant under the Incentive Plan is 34,812 shares. Of the 795,000 options granted, 203,000 options have been granted to executive officers of the Company. Options to purchase 93,000 shares have been granted to non-employee directors of the Company. An additional 353,500 options, or 44.5% of the options granted, have been granted for the purpose of retaining key management and employees of certain companies acquired by the Company. The remainder of the options granted (145,500 options) have been to key employees of the Company.

         The Company believes that the ability to grant options to purchase shares of Common Stock is desirable to retain key executive officers and key employees, and is a very effective tool in negotiating the retention of key management and employees in certain acquisitions. The total number of options currently available for grant is limited to 34,812 options. If the Amendment is adopted, the Company intends to issue 48,000 options to certain key employees of the Company, including certain Named Officers. Based on the Company's historical use of options under the Incentive Plan and the Company's intention to pursue its growth strategy, including the acquisition of additional staffing businesses, the Company feels it is desirable at this time to authorize additional shares to be available for future option grants.

         The Board of Directors recommends that the shareholders of the Company vote FOR the Amendment.

Description of the Incentive Plan

         Purpose. The purpose of the Incentive Plan is to promote the long-term success of the Company and the creation of incremental shareholder value by (a) encouraging directors and key employees of the Company and its subsidiaries to focus on critical long-range objectives, (b) encouraging the attraction and retention of key employees and directors with exceptional qualifications, and
(c) linking the interests of key employees and directors of the Company directly to shareholder interests through increased stock ownership.

         Administration. The Incentive Plan is currently administered by a the Compensation Committee of the Board of Directors (the "Committee"). Except as contemplated under the Formula Plan described below, the Committee will select the directors and key employees who are to receive awards under the Incentive Plan, determine the amount, vesting requirements and other conditions of such awards, interpret the Incentive Plan, execute agreements setting forth the terms of such awards (each, a "Stock Award Agreement") and make all other decisions relating to the operation of the Incentive Plan.

         Duration of the Incentive Plan. The Incentive Plan became effective on May 4, 1995 and will remain in effect until terminated by the Board of Directors, except that no Incentive Option (as defined below) may be granted under the Incentive Plan after May 3, 2005. Notwithstanding the termination of the Incentive Plan, the Incentive Plan will continue in effect after such termination for purposes of the administration of any award granted at the effective date of the termination of the Incentive Plan.

         Shares Subject to the Incentive Plan. The Incentive Plan provides for the issuance of Incentive Stock Options (the "Incentive Options"), as that term is defined in Section 422 of the Code, and non-qualified stock options, which are not governed by the provisions of Section 422 of the Code ("Non-qualified Options"), for shares of Common Stock (the Incentive Options and the Non-qualified Options may be referred to collectively as the "Options"), certain corresponding stock appreciation rights ("SARs"), restricted shares of Common Stock ("Restricted Shares") and Stock Units (as defined below) or any combination thereof (the various awards are referred to collectively as the "Awards"). The aggregate number of Options, Restricted Shares and Stock Units that may be awarded under the Incentive Plan is currently 800,000, and the maximum number of Options, Restricted Shares and Stock Units that may be awarded to a single participant in any calendar year is 50,000. If any Options, Restricted Shares or Stock Units are forfeited or if any Option terminates for any reason before being exercised, such Options, Restricted Shares or Stock Units will again become available for Awards under the Plan. However, if any Options are surrendered because corresponding SARs are exercised, such Options will not become available again for Awards under the Incentive Plan. Any shares of Common Stock issued pursuant to the Incentive Plan may be authorized but unissued shares or treasury shares. Currently, 400,000 shares of Common Stock to be issued upon the exercise of Awards have been registered with the Securities and Exchange Commission (the "Commission") under a Registration Statement on Form S-8, on file with the Commission. On March 23, 1998, the closing sale price of the Common Stock, as reported by The Nasdaq Stock Market, was $26.00.

         In the  event of a  subdivision  of the  outstanding  shares  of Common
Stock, a declaration of a dividend payable in shares of Common Stock, a declaration of a dividend payable in a form other than shares of Common Stock in an amount that has a material effect on the price of the shares of Common Stock, a combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a lesser number of shares of Common Stock, a recapitalization or similar occurrence (the occurrence of each of which may be referred to as a "Capital Change"), the Committee will make appropriate adjustments in the number of Options, Restricted Shares and Stock Units available for future Awards under the Incentive Plan.

         Eligibility. Awards may be granted only to directors of the Company and employees of the Company and its subsidiaries that the Committee, in its discretion, determines to be key employees (the "Key Employees"). Directors who are not employees of the Company, including members of the Committee, are eligible to participate in the Incentive Plan through the Formula Plan described below.

         Options. The Committee, in its discretion, may grant both Incentive Options and Non-qualified Options from time to time. The Committee has complete authority, subject to the terms of the Incentive Plan, to determine the persons to whom and the time or times at which grants of Options will be made. The Incentive Plan provides that the exercise price of Options, restrictions upon the exercise of Options and restrictions on the transferability of shares issued upon the exercise of Options, will be determined by the Committee in its sole discretion, except that (i) the exercise price of any Incentive Option will not be less than the fair market value of a share of Common Stock as of the date of the grant, and (ii) in the case of an Incentive Option granted to any individual who, at the time that the Incentive Option is granted, owns more than ten percent of the total combined voting power of all classes of stock of the Company or any of its subsidiaries (a "Restricted Shareholder"), the exercise price of such Incentive Option will not be less than 110% of the fair market value, determined pursuant to the Incentive Plan, of a share of Common Stock as of the date on which the Option is granted. The Committee, in its sole discretion, will determine the time or times when each Option vests and becomes exercisable. The term of an Incentive Option, however, may not be more than ten years from the date of grant and the term of any Incentive Option granted to a Restricted Shareholder may not be more than five years from the date of grant. During the lifetime of the employee receiving the Option (the "Optionee"), the Option will be exercisable only by the Optionee and will not be assignable or transferable. Each Option will become exercisable in such installments, at such time or times, and is subject to such conditions, as the Committee, in its discretion, may determine at or before the time the Option is granted. The Committee may provide for the accelerated exercisability of an Option in the event of the death, disability or retirement of the Optionee. Unless otherwise provided by the Committee, all Options will terminate one year after the termination of the employment (in the case of a Key Employee) or service (in the case of a director) of an Optionee, unless the Optionee's employment or service was terminated for cause, as defined in the Incentive Plan, in which event the Options will immediately terminate upon the termination of such Optionee's employment.

         Payment. The exercise price of Options granted under the Incentive Plan will be payable at the time of exercise in cash or, in the discretion of the Committee, in shares of Common Stock or other forms approved by the Committee. In the case of an Incentive Option, payment will be made only pursuant to the express provisions with regard to exercise that the Committee determines to include in the applicable Stock Award Agreement. Any payment method approved by the Committee must be consistent with applicable law, regulations and rules as well as the terms and conditions of the Incentive Plan.

         Stock Appreciation Rights. In connection with the grant of any Option, the Committee, in its discretion, may also grant an SAR, which will relate to a specific Option granted to the Optionee. Such SAR will entitle the Optionee to surrender to the Company, unexercised, all or any part of that portion of the Option which then is exercisable and to receive from the Company an amount equal to the difference between the aggregate exercise price of the shares of Common Stock subject to the Option and the fair market value, as determined under the Incentive Plan, of such shares on the date of such exercise. Payment by the Company of any amount owing pursuant to the exercise of an SAR may be made in shares of Common Stock, cash, or any combination of cash and shares, as determined in the discretion of the Committee. The determination of the Committee to include an SAR in an Incentive Option may be made only at the time of the grant of the Incentive Option. The Committee may include an SAR in a Non-qualified Option at the time of the grant, and any time thereafter until six months before the expiration of the Non-qualified Option.

         An SAR may be exercised only to the extent the Option to which it is applicable is exercisable and may not be exercised unless both the SAR and the related Option have been outstanding for more than six months. If, on the date an Option expires, the exercise price of the Option is less than the fair market value of the shares of Common Stock on such date, then any SARs included in such

Option will automatically be deemed to be exercised as of such date with respect to any portion of such Option that has not been exercised or surrendered.

         Restricted Shares. The Committee may grant shares of Common Stock which are subject to vesting conditions as an Award under the Incentive Plan (the "Restricted Shares"). The award of Restricted Shares may be made at any time and for any year of the Incentive Plan. The Restricted Shares will become vested, in full or in installments, upon satisfaction of the conditions specified in the Stock Award Agreement. The Committee will select the vesting conditions, which may be based upon the recipient's service and/or performance, the Company's performance, or such other criteria as the Committee may adopt. The Stock Award Agreement may also provide for accelerated vesting in the event of the recipient's death, disability or retirement. A recipient of Restricted Shares, as a condition to the grant of such Restricted Shares, may be required to pay the Company, in cash, an amount equal to the par value of the Restricted Shares. The holders of Restricted Shares will have the same voting, dividend and other rights as the Company's other shareholders.

         Stock Units. A Stock Unit is an unfunded and unsecured bookkeeping entry representing the equivalent of one share of Common Stock which is subject to certain vesting conditions (a "Stock Unit"). Holders of Stock Units have no voting rights or other rights of a shareholder, but are entitled to receive "Dividend Equivalents" in an amount equal to the amount of cash dividends paid on the number of shares of Common Stock represented by the Stock Units while the Stock Units are outstanding. Stock Units and corresponding Dividend Equivalents will be settled at a time determined by the Committee and may be paid, in the discretion of the Committee, in the form of cash, shares of Common Stock or a combination thereof.

         Stock Units may be awarded in combination with Restricted Shares or Non-qualified Options, and the Committee may provide that the Stock Units will be forfeited in the event that the related Non-qualified Options are exercised. No cash consideration will be required for an award of a Stock Unit. The Committee may grant Stock Units at anytime during the term of the Incentive Plan. The Committee will, in its sole discretion, select the vesting conditions for each award of a Stock Unit. The vesting conditions may be based upon the recipient's service or performance, the Company's performance, or such other criteria that the Committee may adopt.

         Formula Awards. Directors who are not employees of the Company ("Non-Employee Directors") are eligible to participate in the Incentive Plan based upon a formula that determines the amount, terms and timing of Awards using objective criteria (the "Formula Plan"). The Formula Plan provides for the grant of 5,000 Non-qualified Options to each Non-Employee Director serving on the effective date of the Company's initial public offering and to each Non-Employee Director becoming a director thereafter (each such grant, an
"Initial Grant"). In addition, commencing with the Annual Meeting, 1,000 Non-qualified Options will be granted automatically each year on the date of the Company's annual meeting of shareholders (each, an "Annual Grant") to each individual who is elected to serve or continues to serve as a Non-Employee

Director following such Annual Meeting (except any Non-Employee Director receiving an Initial Grant in connection with such Annual Meeting).

         Non-qualified Options which are part of an Initial Grant vest and become exercisable in five equal installments beginning on the date of grant (e.g., 20% become exercisable on the date of grant, an additional 20% become exercisable on the first anniversary of the date of grant, etc.). Non-qualified Options which are part of an Annual Grant will be fully-vested and exercisable on the date of grant and will not be subject to the vesting schedule described above. The exercise price of shares of Common Stock subject to Formula Awards will be equal to the fair market value of such shares on the date the Formula Award is granted.

         Formula Awards expire five years from the date of grant and may be terminated earlier as follows: (i) if a Non-Employee Director's service terminates for any reason other than Cause, the Non-Employee Director may for a period of one year after such termination exercise his or her Formula Awards to the extent that such Formula Awards or portion thereof were vested and exercisable as of the date the Non-Employee Director's service terminated, after which the unexercised portion of any Formula Award will automatically terminate in full, and (ii) if a Non-Employee Director's service terminates for Cause, the unexercised portion of any Formula Awards granted to the Non-Employee Director shall immediately terminate in full and no rights or Option thereunder may be exercised. Neither the Formula Plan, nor the granting of a Formula Award, nor any other action taken pursuant to the Formula Plan will constitute or be evidence of any agreement or understanding that a Non-Employee Director has a right to continue as a director for any period of time or at any particular rate of compensation.

         Amendments to Incentive Plan. The Board of Directors may, at any time and for any reason, amend or terminate the Incentive Plan. Any amendment to the Incentive Plan, however, will be subject to the approval of the Company's shareholders to the extent required by applicable laws, regulations or rules. No amendment, suspension or termination of the Incentive Plan will affect an Award granted on or at the effective date of such amendment.

         General Provisions. Neither the Incentive Plan nor the grant of any Award thereunder will be deemed to give any individual the right to remain employed by the Company. The Incentive Plan will not inhibit the Company's ability to terminate or modify the terms of the employment of any employee at anytime, with or without cause. Participants in the Incentive Plan will have no rights with respect to dividends, voting or any other privileges accorded to the Company's shareholders at the issuance of stock certificates for shares of Common Stock. Recipients of Options under the Incentive Plan will have no obligation to exercise such Options. Participants in the Incentive Plan will not have any rights or interest under the Plan in any Option or shares of Common Stock prior to the grant of an Option, Restricted Share or Stock Unit to such participant.

Federal Income Tax Consequences

         The following tax discussion is a brief summary of federal income tax law applicable to the Incentive Plan. The discussion is intended solely for general information and omits certain information which does not apply generally to all participants in the Incentive Plan.

         Initial Grant of Options and Stock Appreciation Rights. A recipient of Options, whether Non-qualified Options or Incentive Options, or SARs incurs no income tax liability, and the Company obtains no deduction, from the grant of Options or SARs.

         Incentive Options. The holder of an Incentive Option will not be subject to federal income tax upon the exercise of the Incentive Option, and the Company will not be entitled to a tax deduction by reason of such exercise, provided that the holder is still employed by the Company (or terminated employment no longer than three months before the exercise date). Additional exceptions to this exercise timing requirement apply upon the death or disability of the Optionee. A sale of the shares of Common Stock received upon the exercise of an Incentive Option which occurs both more than one year after the exercise of the Incentive Option and more than two years after the grant of the Incentive Option will result in the realization of long-term capital gain or loss to the Optionee in the amount of the difference between the amount realized on the sale and the exercise price for such shares. Generally, upon a sale or disposition of the shares prior to the foregoing holding requirements (referred to as a "disqualifying disposition"), the Optionee will recognize ordinary compensation income, and the Company will receive a corresponding deduction, equal to the lesser of (i) the excess of the fair market value of the shares on the date of transfer to the Optionee over the exercise price, or (ii) the excess of the amount realized on the disposition over the exercise price.

                      RATIFICATION OF SELECTION OF AUDITOR

         The Audit Committee of the Board of Directors has recommended, and the Board of Directors has selected, the firm of Arthur Andersen LLP, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending January 3, 1999, subject to ratification by the shareholders of the Company. Arthur Andersen LLP has acted as independent auditor for the Company since 1995. The Board of Directors anticipates that one or more representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         The Board of Directors, unanimously recommends that shareholders vote FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent auditor.



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


                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the Annual Meeting. If, however, any further business should properly come before the Annual Meeting, the persons named as proxies in the accompanying form will vote on such business in accordance with their best judgment.

                            PROPOSALS OF SHAREHOLDERS

         Proposals which shareholders intend to present at the Annual Meeting of Shareholders of the Company to be held in the 1999 calendar year must be received by John K. Morrison, Secretary and General Counsel of the Company, at the Company's executive offices (1415 South Main Street, Salt Lake City, Utah, 84115) no later than November 25, 1998.




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




                             ADDITIONAL INFORMATION

         The Company will provide, without charge to any person from whom a proxy is solicited by the Board of Directors, upon written request of such person, a copy of the Company's 1997 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission. Written requests for such information should be directed to:

         Investor Relations Department
         SOS Staffing Services, Inc.
         1415 South Main Street
         Salt Lake City, UT  84115



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